April 2014 Preliminary Terms No. 1,358 Registration Statement No. 333-178081 Dated April 1, 2014 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
Buffered Jump Securities Based on the Value of the EURO STOXX 50® Index due April 30, 2024
Principal at Risk Securities
The Buffered Jump Securities, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the EURO STOXX 50® Index.  Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and provide for the minimum payment at maturity of only 40% of the principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the EURO STOXX 50® Index, as determined on the valuation date.  If the index appreciates at all as of the valuation date, you will receive for each security that you hold at maturity a minimum of $1,000 in addition to the stated principal amount.  If the index appreciates by more than 100% as of the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the index.  However, if the index declines in value by more than 40% as of the valuation date from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment and buffer features that in each case apply to a limited range of performance of the index.  You could lose up to 60% of the stated principal amount of the securities.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2014
Original issue date:	April 30, 2014 (3 business days after the pricing date)
Maturity date:	April 30, 2024
Aggregate principal amount:	$
Interest:	None
Underlying index:	EURO STOXX 50® Index (the “index”)
Payment at maturity:
•      If the final index value is greater than the initial index value:
$1,000 + the greater of (i) $1,000 × the index percent change and (ii) the upside payment
•      If the final index value is less than or equal to the initial index value but greater than or equal to 60% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 40% from its initial value:
$1,000
•      If the final index value is less than 60% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 40% from its initial value:
$1,000 × (index performance factor + 40%)
Because the index performance factor will be less than 60% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $400 per security.

Upside payment:	$1,000 per security (100% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	40%
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value of the index on the pricing date
Final index value:	The index closing value of the index on the valuation date
Valuation date:	April 25, 2024, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$400 per security (40% of the stated principal amount)
CUSIP / ISIN:	61761JQB8 / US61761JQB88
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$897.80 per security, or within $40.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer(3)
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $     for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $     per security.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3)	See “Use of proceeds and hedging” on page 12.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered Jump Securities” at the end of this document.

  Product Supplement for Jump Securities dated August 17, 2012        Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Buffered Jump Securities Based on the Value of the EURO STOXX 50® Index due April 30, 2024
Principal at Risk Securities

Investment Summary

Buffered Jump Securities
Principal at Risk Securities

The Buffered Jump Securities Based on the Value of the EURO STOXX 50® Index due April 30, 2024 (the “securities”) can be used:

▪
As an alternative to direct exposure to the index that provides a minimum positive return of 100% if the index has appreciated at all as of the valuation date and offers an uncapped 1 to 1 participation in the index appreciation of greater than 100%;

▪	To enhance returns and potentially outperform the index in a moderately bullish scenario; and

▪	To obtain a buffer against a specified level of negative performance in the index.

The securities are exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value beyond the buffer amount of 40%.  Accordingly, 60% of your principal is at risk (e.g., a 50% depreciation in the index will result in the payment at maturity of $900 per security).

Maturity:	10 years
Upside payment:	$1,000 per security (100% of the stated principal amount)
Buffer amount:	40%
Maximum payment at maturity:	None
Minimum payment at maturity:	$400 per security. You could lose up to 60% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $897.80, or within $40.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions,

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including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

This 10-year investment does not pay interest but offers a minimum positive return of 100% if the index appreciates at all as of the valuation date and an uncapped 1 to 1 participation in the index appreciation of greater than 100%.  However, if the index declines in value by more than 40% as of the valuation date from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 60% of the stated principal amount of the securities.

Upside Scenario
If the final index value is greater than the initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $1,000.  There is no maximum payment at maturity on the securities.

Par Scenario
If the final index value is less than or equal to the initial index value but greater than or equal to 60% of the initial index value, which means that the index has remained unchanged or depreciated by no more than 40% from its initial value, the payment at maturity will be $1,000 per security.

Downside Scenario
If the final index value is less than 60% of the initial index value, which means that the index has depreciated by an amount greater than the buffer amount of 40%, you will lose 1% for every 1% decline beyond the buffer amount of 40%, subject to the minimum payment at maturity of $400 per security (e.g., a 50% depreciation in the index will result in a payment at maturity of $900 per security).

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Principal at Risk Securities

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the index.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$1,000 per security (100% of the stated principal amount)
Buffer amount:	40%
Maximum payment at maturity:	None
Minimum payment at maturity:	$400 per security (40% of the stated principal amount)

Buffered Jump Securities Payoff Diagram

How it works

¡
Upside Scenario. If the final index value is greater than the initial index value, the investor would receive $1,000 plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $1,000.  Under the terms of the security, an investor would receive a payment at maturity of $2,000 per security if the final index value has increased by no more than 100% from the initial index value, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying index if the final index value has increased from the initial index value by more than 100%.

¡
Par Scenario. If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 40%, the investor would receive the $1,000 stated principal amount per security.

¡
Downside Scenario.  If the final index value has decreased from the initial index value by an amount greater than the buffer amount of 40%, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the index beyond the buffer amount.  However, under no circumstances will the payment due at maturity be less than $400 per security.

o	For example, if the final index value declines by 90% from the initial index value, the payment at maturity would be $500 per security (50% of the stated principal amount).

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest and provide for the minimum payment at maturity of only 40% of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will provide for the return of only 40% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value. If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to the buffer amount you will receive only the principal amount of $1,000 per security.  If the final index value decreases from the initial index value by more than the buffer amount of 40%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the index beyond the buffer amount, and you will lose money on your investment.  You could lose up to 60% of the stated principal amount of the securities.  See “How the Buffered Jump Securities Work” above.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the value of the index at any time,

▪	the volatility (frequency and magnitude of changes in value) of the index,

▪	dividend rates on the securities underlying the index,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the index or securities markets generally and which may affect the value of the index,

▪	the time remaining until the maturity of the securities,

▪	the composition of the index and changes in the constituent stocks of the index, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  If the final index value declines by more than the buffer amount from the initial index value, you will be exposed on a 1 to 1 basis to such decline in the final index value beyond the buffer amount.  There can be no assurance that the final index value will be greater than the initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Principal at Risk Securities

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The amount payable on the securities is not linked to the value of the index at any time other than the valuation date.  The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the index prior to such drop.  Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in

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market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Investing in the securities is not equivalent to investing in the index.  Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

▪
Adjustments to the index could adversely affect the value of the securities.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the securities.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to the discontinuance of the index.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent change or the index performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, the value at or above which the index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could decrease the value of the index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If

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the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  In particular, in light of the size of the buffer of the securities, there is a significant risk that the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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EURO STOXX 50® Index Summary

The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on March 27, 2014:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,133.75
52 Weeks Ago:	2,612.46
52 Week High (on 1/15/2014):	3,168.76
52 Week Low (on 6/24/2013):	2,511.83

The following graph sets forth the daily closing value of the index for the period from January 1, 2009 through March 27, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the same period.  The closing value of the index on March 27, 2014 was 3,133.75.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.

EURO STOXX 50® Index Daily Index Closing Values January 1, 2009 to March 27, 2014

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EURO STOXX 50® Index	High	Low	Period End
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter (through March 27, 2014)	3,168.76	2,962.49	3,133.75

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Information About the Buffered Jump Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	STOXX Limited
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction.”  In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative tax treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for Jump Securities.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the index and in futures and/or options contracts on the index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the index on the pricing date, and, therefore, could increase the value at or above which the index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal,

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state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $          for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $     per security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the

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Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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